UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2006

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ENERGY PARTNERS, LTD.
(Exact name of registrant as specified in its charter)
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Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400
New Orleans, Louisiana  70170
(Address of principal executive offices)

(504) 569-1875
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ X]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ X]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On June 23, 2006, Energy Partners, Ltd. (the “Company”) announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) with Stone Energy Corporation (“Stone”), dated as of June 22, 2006, pursuant to which the Company, through its wholly-owned subsidiary, EPL Acquisition Corp. LLC, would acquire all of the shares of Stone for a combination of cash and stock. A copy of the press release is attached as Exhibit 99.1 to this current report.

Under the terms of the Merger Agreement, each share of Stone common stock will be converted into the right to receive, at the election of the holder: (i) $51.00 in cash, or (ii) a number of shares of the Company’s common stock equivalent to the ratio determined by dividing $51.00 by the market price of the Company’s shares (based on a 20-day trading average prior to the third trading day preceding the closing), provided that the exchange ratio will not be greater than 2.525 or less than 2.066 Company shares per Stone share. The election of cash or stock will be subject to a limit on total cash consideration of approximately $723 million (which includes $15.5 million attributable to stock options) and a limit on the total number of EPL shares issued of approximately 35 million.

The Merger Agreement contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the merger described therein, the Merger Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in disclosure letters that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure letters. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Stone’s public disclosures.

The Merger Agreement also contains customary covenants relating to the Company and Stone’s conduct of business prior to the closing of transaction. The merger is subject to the approval of the Company’s and Stone’s shareholders. In addition, the merger is subject to clearance under the Hart−Scott−Rodino Antitrust Improvements Act, as well as other customary closing conditions.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 to this current report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit.  The following exhibits are filed herewith:
Exhibit No.	Description
2.1	Agreement and Plan of Merger by and among Energy Partners, Ltd., EPL Acquisition Corp. LLC and Stone Energy Corporation, dated as of June 22, 2006.
99.1	Press Release dated June 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2006
ENERGY PARTNERS, LTD. By: /s/ John H. Peper_______________________ John H. Peper Executive Vice President, General Counsel and Corporate Secretary